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                                                                     EXHIBIT 4.4

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                  OXIGENE, INC.

      It is hereby certified that:

FIRST:      The name of the corporation is OXiGENE, Inc. (the "Corporation").

SECOND: The Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended by striking out Article Fourth in its entirety and by substituting in lieu of the following:

                  "FOURTH: The aggregate number of shares of all classes of stock which the Corporation is authorized to issue is One Hundred Million (100,000,000) shares, designated Common Stock, of the par value of One Cent ($0.01) per share."

THIRD: The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of
            Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

      EXECUTED, effective as of this 14th day of July 2005.

                                                  OXiGENE, Inc.

                                                  By: /s/ James B. Murphy
                                                     --------------------------
                                                      James B. Murphy
                                                      Chief Financial Officer